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February 22, 2001

Mr. Dean Skillman
Toledo, OH

Dear Mr. Skillman:

Per our phone conversation, effective today with your signature below, you agree to invest in Celerity Systems, Inc., as described below and we will close with final documents on Tuesday, February 26, 2001.

The final documents will be prepared by our attorneys, and will reflect the following agreed-upon terms:

You will buy up to 1 million common shares directly from the Company, if available, at 3.0 cents each. These are unregistered shares, but have registration rights, i.e., they will be included in our next registration. We are virtually out of authorized common shares, and conversions may make it impossible for us to issue some or all of these shares at time of closing.

You will buy the remainder of $100,000 (if the 1 million shares of common are available, this would leave $70,000) in preferred shares at $10,000 each. These shares would have an annual interest rate of 8.0 percent, and would have voting rights. These preferred shares would be convertible at any time during the next two years from issue to common shares at 2.5 cents per common share. Since we have no common shares currently authorized to cover this conversion, this would be subject to the shareholders, at our planned upcoming meeting, authorizing additional shares.

You will receive warrants to purchase up to 1.4 million common shares at any time in two years following date of issue of the warrant for a price of $0.10 per share. These warrants will be issued on the same date as the preferred shares are converted to common shares.

If, due to delays or conversions, there are less than 1 million common shares available at the closing, you will purchase up to 1 million shares and make the rest of the investment, totaling $100,000, in preferred shares.

You will wire the funds to Celerity as per the provided wiring instructions.

By our signatures below, we so agree:


/s/ Kenneth D. Van Meter                    /s/ Dean Skillman
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Kenneth D. Van Meter                        Dean Skillman

President and CEO                           Investor
Celerity Systems, Inc.